EXHIBIT 99.1
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 2, 2003



        BANYAN STRATEGIC REALTY TRUST TO DISSOLVE AND TERMINATE
                AT CLOSE OF TRADING ON JANUARY 2, 2003



OAK BROOK, ILLINOIS -- JANUARY 2, 2003 -- BANYAN STRATEGIC REALTY TRUST (OTCBB:BSRTS) announced today that it will complete its termination and dissolution at the close of trading on January 2, 2003 by the transfer of all of Banyan's remaining assets and liabilities into the newly-formed BSRT Liquidating Trust. Banyan's shareholders will automatically receive an uncertificated interest in the BSRT Liquidating Trust, equal to their prior interest in Banyan. The Liquidating Trust interests will not be listed on any stock exchange and will not be exchangeable or transferable, except by operation of law. The Liquidating Trust will be administered by Banyan's current First Vice President and General Counsel, Robert G. Higgins, as the Primary Liquidating Trustee, and current Interim President and CEO, L. G. Schafran, as the Secondary Liquidating Trustee.

Banyan adopted a Plan of Termination and Liquidation on January 5, 2001. The Plan called for the liquidation of all of Banyan's assets as soon as practical but provided that a liquidating trust could be established if, in the judgment of Banyan's Board of Trustees, all liabilities could not be discharged or adequately provided for within a two-year period. Banyan sold its entire real estate portfolio, realizing more than $250 million in gross proceeds, and has, to date, made a total of $5.45 per share in liquidating distributions to its shareholders. However, Banyan remains involved in a lawsuit with its suspended President Leonard G. Levine that has been pending since October of 2000. Banyan announced in October of 2002 that no further distributions would be made to its shareholders until the litigation with Mr. Levine was completed. The Liquidating Trust will take over the management of that litigation.

The transfer into the Liquidating Trust constitutes a distribution, in kind, to Banyan's shareholders, the effect of which must be reported by Banyan's shareholders on their individual income tax returns for the year 2003 (filed in the spring of 2004). With Banyan now out of existence, the BSRT Liquidating Trust will fulfill Banyan's obligation to cause Form 1099's to be issued to Banyan's shareholders for the calendar year 2002 and for the distribution into the Liquidating Trust in January of 2003. The 2002 Form 1099 will reflect each shareholder's allocated portion of the liquidating distributions made in 2002. The 2003 1099 will reflect each shareholder's allocated portion of the distribution into the Liquidating Trust.







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BANYAN STRATEGIC REALTY TRUST
ADD 1




In other news, Banyan announced that the Liquidating Trust will continue to maintain Banyan's website at www.banyanreit.com and will establish offices, effective January 6, 2003, at the following address:

           BSRT Liquidating Trust
           % Robert G. Higgins, Trustee
           55 East Monroe Street, Suite 3850
           Chicago, IL  60603

Banyan Strategic Realty Trust was an equity Real Estate Investment Trust that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. The remaining properties were sold on April 1, 2002, May 1, 2002 and October 16, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.45 per share. On January 2, 2003, Banyan will be dissolved and terminated. As of its termination, the Trust had 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties, such as the amount of any remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2001, which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended September 30, 2002 which was filed with the Securities and Exchange Commission on November 6, 2002. Without limitation, in the foregoing release, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





          See Banyan's Website at http://www.banyanreit.com.



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